File No. 33-________
                             File No. 811-________

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Investors Capital Funds

Address of Principal Business Office: 2471 E. Bayshore Road
                                      Suite 203
                                      Lynnfield, Massachusetts
  01940-2320

Telephone Number including Area Code: (781) 593-8565

Name and Address of Agent for Service: Theodore E. Charles, President
 						   EastPoint Advisors, Inc.
                                       230 Broadway East
                                       Suite 203
                                       Lynnfield, Massachusetts
01940-2320

COPIES TO:

Van P. Carter, Esq.			Carolyn F. Mead, Esq.
Doepken, Keevican & Weiss		First Data Investor Services Group, Inc.
26th Floor					3200 Horizon Drive
BP Tower					King of Prussia, PA  19406-0903
200 Public Square
Cleveland, Ohio  44114

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lynnfield and Commonwealth of Massachusetts on the 28th day of July, 1999.


                         Investors Capital Funds


                         By: /s/ Theodore E. Charles*
                             Theodore E. Charles, President

/s/ Carolyn F. Mead
*By /s/ Carolyn F. Mead, as
Attorney-in-Fact and Agent pursuant
to Power of Attorney